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                                                                   EXHIBIT 10.19

                 COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

         THIS AGREEMENT entered into on this the 21st day of September, 2000, (hereinafter "Execution Date") between the BOARD OF TRUSTEES OF THE UNIVERSITY OF ALABAMA FOR THE UNIVERSITY OF ALABAMA AT BIRMINGHAM having its principal place of business at 701 20th Street South, Room 1030, Birmingham, Alabama 35294-0111 (hereinafter "UAB") and THE UAB RESEARCH FOUNDATION (hereinafter "UABRF") having its principal place of business at 701 20th Street South, Room 1120G, Birmingham, Alabama 35294-0111 (hereinafter "UABRF") and ATHERSYS, INC., having its principal place of business at 3201 Carnegie Avenue, Cleveland, Ohio 44115 (hereinafter "ATHERSYS").

                                   BACKGROUND

         WHEREAS, UAB, and in particular, Dr. Lawrence J. DeLucas, (hereinafter "Dr. DeLucas"), a faculty member at UAB, in the Center for Biophysical Science and Engineering, formerly known as the Center for Macromolecular Crystallography, in conjunction with ATHERSYS are interested in sustaining research in the development of materials/ideas pertaining to the use and application of high-throughput screening for macromolecule crystallization screens, protein expression and purification; and

         WHEREAS, ATHERSYS has developed materials/ideas pertaining to the use and application of producing human proteins, or proteins from other species based upon the ATHERSYS RAGE process; and

         WHEREAS, UAB and ATHERSYS shall provide personnel, operating expenses, equipment and other support services necessary for the operation of the identified cooperative research as defined herein below pursuant to attachment titled "Research Plan"; and

         WHEREAS, the Research and Development Program contemplated by this Agreement is of mutual interest to UAB, UABRF and ATHERSYS and furthers the educational, scholarship and research objectives of UAB as an educational institution.

         NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1.    INTRODUCTION

This Cooperative Research and Development Agreement (hereinafter "CRADA") between UAB, UABRF and ATHERSYS will be effective when signed by all parties. The research and development project(s), which will be undertaken by each of the Parties in the course of this CRADA, are detailed in the Research Plan (RP) which is attached as Appendix B.


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ARTICLE 2.    DEFINITIONS

As used in this CRADA, the following terms shall have the indicated meanings:

2.1 "Cooperative Research and Development Agreement" or "CRADA" means this Agreement.

2.2      "Parties" means UAB, UABRF and ATHERSYS.

2.3 "Proprietary/Confidential Information" means confidential scientific, business or financial information which derives economic value from not being known by the general public or which would constitute a trade secret under the U.S. Uniform Trade Secrets Act, provided that such information does not include:

         2.3.1 information that is publicly known or available from other sources who are not under a confidentiality obligation to the source of the information;

         2.3.2 information which has not been made available by its owners to others without a confidentiality obligation;

         2.3.3 information which is already known by or available to the receiving Party without a confidentiality obligation; or

         2.3.4 information which relates to potential hazards or cautionary warnings associated with the production, handling or use of the subject matter of the Research Plan of this CRADA.

2.4 "Subject Data" means all recorded information produced during the performance of this CRADA.

2.5 "Research Materials" means all tangible materials other than Subject Data first produced in the performance of this CRADA.

2.6 "Subject Invention" means any invention, conceived or first actually reduced to practice as a result of the performance of research under this CRADA, that is or may be patentable under 35 U.S.C.(beta)101 or(beta) 161, protectable under 7 U.S.C.(beta)2321, or otherwise protectable by other types of U. S. or foreign "Intellectual Property" ("IP") rights.

2.7      "Government" means the U.S. Government and any of its agencies.

2.8 "Research Plan" or "RP" means the statement in Appendix B of the respective research and development commitments of the Parties to this CRADA.


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2.9      "Principal Investigator(s)" or "PIs" means the persons designated respectively by the Parties to this CRADA who will be responsible for the scientific and technical conduct of the RP.

2.10 "Research License" shall mean a nontransferable, nonexclusive license to make and use a licensed invention for purposes of research including human clinical trials and not for purposes of commercial manufacture or distribution or in lieu of purchase if licensed products or licensed processes are marketed by licensee as research tools.

ARTICLE 3. COOPERATIVE RESEARCH

3.1 Research Team. The Parties agree to establish a joint research and development team (hereinafter referred to as the "Team") comprising at least the Principal Investigators designated pursuant to Article 3.3 to conduct and monitor the research in accordance with the RP. Although the members of the Team shall be considered as having been delegated to the Team, they shall continue to remain employed by their respective employers under their respective terms of employment.

3.2 Review of Work. Quarterly conferences (or according to such other schedule as the Parties may agree) shall be held by the Team to review work progress. It is understood that the nature of this cooperative research precludes a guarantee of its completion within the specified period of performance or limits of allocated financial or staffing support. Accordingly, research under this CRADA is to be performed on a best efforts basis.

3.3 Principal Investigators. UAB research work under this CRADA will be performed by the Center for Biophysical Science and Engineering (hereinafter "CBSE") identified in the RP, and the UAB Principal Investigator (PI) designated in the RP will be responsible for the scientific and technical conduct of this project on behalf of UAB. Also designated in the RP is the ATHERSYS PI who will be responsible for the scientific and technical conduct of this project on behalf of ATHERSYS.

3.4 Research Plan Change. The RP may be modified by mutual written consent of the Principal Investigators. Material changes in the scope of the RP will be treated as amendments under Article 14.6.


ARTICLE 4. REPORTS

4.1 Interim Reports. The Parties shall exchange formal written interim progress reports on a quarterly basis. Such reports shall set forth the technical progress

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         made, identifying such problems as may have been encountered and establishing goals and objectives requiring further effort.

4.2 Final Reports. The Parties shall exchange final reports of their results within four (4) months after completing the projects described in the RP or after the termination of this CRADA.

ARTICLE 5. FINANCIAL OBLIGATIONS

5.1 Cost incurred by the Parties. Each Party shall be responsible for its own costs incurred and associated with fulfilling its respective research obligations under this CRADA.

5.2 Accounting Records. UAB and ATHERSYS shall maintain separate and distinct current accounts, records, and other evidence supporting all its obligations under this CRADA, and shall provide an annual report reflecting the use of funds and a final such fiscal report at the time that final reports are exchanged pursuant to Article 4.2. The Parties shall keep these records for the purpose of obtaining reimbursement for work expenses incurred during the collaboration in the event of an assignment, sublicensing or transfer agreement of Subject Inventions to a third party.

ARTICLE 6. TITLE TO PROPERTY

6.1 Capital Equipment. The purchase or use of capital equipment to carry out this CRADA does not affect the ownership rights that would otherwise apply. All capital equipment provided under this CRADA by one party for the use of another Party remains the property of the providing Party unless other disposition is mutually agreed upon by in writing by the PIs. If title to this equipment remains with the providing Party, that Party is responsible for maintenance of the equipment and the costs of its transportation to and from the site where it will be used.

ARTICLE 7. INTELLECTUAL PROPERTY RIGHTS AND PATENT APPLICATIONS

7.1 Reporting. The Parties shall promptly report to each other in writing each Subject Invention resulting from the research conducted under this CRADA within thirty (30) days of said Subject Invention being disclosed to the appropriate Party representative. Such reports shall be treated in confidence by the receiving Party subject to Article 9. Because of the royalty sharing provisions for inventors under the UAB Intellectual Property Policy as well as UAB's obligations under to report all inventions under the Federal Technology Transfer Act of 1986, and in view of

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         Article 8.4 of this CRADA which grants UAB only a research license for noncommercial purposes to Subject Inventions, ATHERSYS acknowledges a special duty to report all Subject Inventions to UAB so that UAB may determine whether or not inventorship properly includes UAB investigators.

7.2 ATHERSYS Employee Inventions. Each Subject Invention made solely by ATHERSYS shall be solely owned by ATHERSYS.

7.3 UAB Employee Inventions. Each Subject Invention made solely by UAB shall be solely owned by UAB.

7.4 Joint Inventions. Each Subject Invention made jointly by UAB and ATHERSYS employees shall be jointly owned by UABRF and ATHERSYS.

7.5 Filing of Patent Applications. (A) Separate Technology. Each Party shall retain control over and bear all expenses associated with the filing, prosecution, and maintenance of all patents related to that Party's rights pursuant to Articles 7.2 or 7.3, as the case may be, in the Subject Inventions; provided, however, if ATHERSYS instructs UABRF to file a patent to protect a UAB Employee invention, then the expenses will be born by ATHERSYS. (B) Joint Technology. With respect to Subject Inventions made jointly by UAB and ATHERSYS as described in Article 7.4, each Party agrees to cooperate in order to file a patent or other IP applications in a timely manner and the expense shall be born equally by UAB and ATHERSYS, unless otherwise agreed in writing. The Team shall supervise and direct the filing, prosecution and maintenance of all such Subject Inventions, including selection of outside counsel, reasonably acceptable to the Parties, to handle such filing, prosecution, and maintenance. The Team shall provide each Party with
         (i) drafts of any new patent application that covers inventions in such Subject Invention prior to filing that application, allowing adequate time for review and comment by the Party if possible; and (ii) copies of all correspondence from any and all patent offices concerning patent applications covering such Subject Inventions and an opportunity to comment on any proposed responses, voluntary amendments and submissions of any kind to be made to any and all such patent offices.

7.6 Patent Expenses for ATHERSYS' License. If an exclusive license to any Subject Invention is granted to ATHERSYS, ATHERSYS shall reimburse UAB for the reasonable past and ATHERSYS-approved ongoing funds expended worldwide for filing, prosecuting and maintaining any applications claiming such exclusively-licensed inventions and any patents or other IP grants that may issue on such applications which UAB has expended to protect the IP rights exclusively licensed to ATHERSYS. ATHERSYS may waive its exclusive license rights on any application, patent or other IP grant at any time, and incur no subsequent compensation obligation for that application, patent or IP grant.

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7.7      Prosecution of Intellectual Property Applications. Each Party shall provide the other Party with copies of the applications it files on any Subject Invention along with the power to inspect and make copies of all documents retained in the patent or other IP application files by the applicable patent or other IP office. The Parties agree to consult with each other with respect to the prosecution of all Subject Inventions.

7.8 Enforcement of Patent Rights. (i) Each Party shall have the sole right, but not the obligation, to institute, prosecute or control any action or proceeding with respect to infringement by a third party of one or more issued patents covering the Party's pre-existing technologies and/or rights to the Subject Invention under Article 7.2 or 7.3, as the case may be. (ii) If either Party becomes aware of conduct by a third party that potentially infringes one or more patents claiming the rights to the Subject Invention that is owned jointly under Article 7.4, that Party shall notify the other Party in writing (the "Notice") of the potential infringement within ten (10) days of becoming aware of such infringement. The Parties shall promptly confer to discuss the potential infringement and, within thirty (30) days of the Notice, shall determine a course of action including, without limitation, the commencement of legal action by either or both of ATHERSYS and UABRF to terminate any such infringement. If only one Party takes such legal action at its sole cost, that Party shall be entitled to reimbursement of all reasonable direct cost arising from the legal action and the remainder of said damages awarded or settlement paid as a result of such legal action shall be allocated to reflect the percentage of the royalty payment(s) payable under the license agreement for the patent the basis for the legal action. If both Parties commence such legal action jointly, the Parties shall share equally all costs and all recovered damages or settlement payments arising from such legal action.

7.9 Election Not to Prosecute. If either Party elects not (i) to pursue the filing, prosecution, or maintenance of a Subject Invention in a particular country, or (ii) to take any other action with respect to a Subject Invention in a particular country that is necessary or reasonably useful to establish or preserve rights thereto, then in each such case such Party shall so notify the other Party promptly in writing and in good time to enable such other Party to meet any deadlines by which an action must be taken to establish or preserve any such rights in such joint Subject Invention, as applicable, in such country. Upon receipt of each such notice by such other Party or if, at any time, such Party fails to initiate any such action within thirty
         (30) days after a request by such other Party that it do so (and thereafter diligently pursue such action), such other Party shall have the right, but not the obligation, to pursue the filing or registration, or support the continued prosecution or maintenance, of such Subject Invention at its expense in such country. If such other Party elects to pursue such filing or registration, as the case may be, or continue such support, then such other Party shall notify such Party of such election and such Party shall, and cause its affiliates to (x) reasonably cooperate with such other Party in this regard, and (y) promptly release or assign to such other Party, all right, title, and interest in and to such Subject Invention, in


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         such country as to UAB to extent the Patent Policy of UAB does not prohibit said release or assignment.

ARTICLE 8. LICENSING

8.1 Option for Exclusive Commercialization License. With respect to rights to any Subject Invention not made solely by ATHERSYS' employees for which a patent or other IP application is filed, UABRF hereby grants to ATHERSYS an option to negotiate, in good faith, the terms of an exclusive or nonexclusive commercialization license that fairly reflects the relative contributions of the Parties. The license will specify the licensed fields of use and other applicable terms and obligations. Exclusive licensees will be expected to reimburse UAB as well as its operating unit CBSE or UABRF for IP expenses related to each licensed intellectual property.

8.2 Exercise of License Option. The option of Article 8.1 must be exercised by written notice mailed within six (6) months after disclosure in writing of Subject Invention to ATHERSYS. Exercise of this option by ATHERSYS initiates a negotiation period that expires six (6) months after the patent or other IP application filing date. If UABRF and ATHERSYS are unable to come to terms during the initial six (6) month period, UABRF will be free to negotiate a license covering a UAB Invention to a third party. If UAB and ATHERSYS are unable to come to terms during the initial six month period, UABRF will be free to negotiate a license covering a UAB Invention to a third party. Notwithstanding the above, Article III of the MTA, as herein defined, shall govern the rights of ATHERSYS as to the fifty (50) proteins contemplated to be transferred to UAB under the MTA.

8.3 UAB Intellectual Property Rights. For Subject Inventions developed by UAB investigators or jointly with ATHERSYS, under this CRADA, pursuant to Articles 7.3 and 7.4, UAB is required to retain at least a nonexclusive, irrevocable, paid-up license to practice the invention or to have the invention practiced by UAB and its subsidiaries, affiliates, Health Services Foundation, Health System, UAB Hospital for noncommercial and patient care purposes only.

8.4 Research Licenses. For Subject Inventions developed under this CRADA, pursuant to Article 7.3 and 7.4, ATHERSYS agrees to grant UAB a Research License for noncommercial purposes only.

8.5 Joint Inventions not Exclusively Licensed. In the event that ATHERSYS does not acquire an exclusive commercialization license (pursuant to Article 8.1 and 8.2) to IP rights in joint Subject Inventions described in Article 7.4, then each Party shall have the right to use the joint Subject Invention and to license its use to others. The Parties may agree to a joint licensing approach for such IP rights.

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ARTICLE 9. PROPRIETARY RIGHTS AND PUBLICATION

9.1 Right of Access. UAB and ATHERSYS agree to exchange all Subject Data produced in the course of research under this CRADA, whether developed solely by UAB, ATHERSYS, or jointly. Research Materials will be shared equally by the Parties to the CRADA unless other disposition is agreed to by the Parties. All Parties to this CRADA will be free to utilize Subject Data and Research Materials for their own purposes, consistent with their obligations under this CRADA.

9.2 Ownership of Subject Data and Research Materials. Subject to the sharing requirements of Paragraph 9.1, the producing Party will retain ownership of and title to all Subject Inventions, all Subject Data and all Research Materials produced solely by their investigators. Jointly developed Subject Inventions, Subject Data and Research Materials will be jointly owned and Intellectual Property sharing agreements (i.e. inventors percent contribution) shall be negotiated on a fair and equitable basis. Notwithstanding the foregoing, all RAGE technology, including RAGE libraries, RAGE cell lines, genes identified through the use of such RAGE cell lines, any protein expression constructs or any derivative material generated by ATHERSYS or UAB from RAGE Technology, and any proteins produced through the use of the RAGE Technology shall remain the sole and exclusive property of ATHERSYS (collectively "ATHERSYS Materials") and are subject to potential intellectual property rights of UAB employees as determined under U.S. Patent Law.

9.3 Dissemination of Subject Data and Research Materials. To the extent allowed under law, UAB agrees to use the same degree of care as UAB uses for its own proprietary/confidential information to keep Subject Data and Research Materials confidential, until published or until corresponding patent applications are filed. UAB may delay disclosure of Subject Data for a reasonable time in order for patent applications to be filed. Generally, UAB will not further limit disclosure of Subject Data or Research Materials.

9.4 Proprietary/Confidential Information. Each Party agrees to limit its disclosure of Proprietary/Confidential Information to the amount necessary to carry out the Research Plan of this CRADA, and shall place a confidentiality notice on all such information. Each Party receiving Proprietary/Confidential Information agrees that any information so designated shall be used by it only for the purposes described in the attached Research Plan. Any Party may object to the designation of information as Proprietary/Confidential Information by another Party and may decline to accept such information. Data and research materials developed solely by ATHERSYS may be designated as Proprietary/Confidential Information when they are wholly separable from the Subject Data and Research Materials developed under this Agreement, and advance designation of such data and material categories is set forth in the RP. The exchange of other confidential information, e.g., patient data, should be similarly limited and treated.


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9.5      Protection of Proprietary/Confidential Information. Each Party agrees to use its best efforts to maintain the confidentiality of Proprietary/Confidential Information. Each Party agrees that another Party is not liable for the disclosure of Proprietary/Confidential Information which, after notice to and consultation with the concerned Party, another Party in possession of the Proprietary/Confidential Information determines may not lawfully be withheld, provided the concerned Party has been given an opportunity to obtain a court order to enjoin disclosure.

9.6 Duration of Confidentiality Obligation. The obligation to maintain the confidentiality of Proprietary/Confidential Information shall expire at the earlier of the date when the information is no longer Proprietary Information defined in Article 2.3 or three (3) years after the expiration or termination date of this CRADA. ATHERSYS may request an extension to this term when necessary to protect Proprietary/Confidential Information relating to products not yet commercialized.

9.7 Publication. The Parties are encouraged to make publicly available the results of their research. Before either Party submits a paper or abstract for publication or otherwise intends to publicly disclose information about a Subject Invention, Subject Data or Research Materials, the other Party shall be provided thirty (30) days to review the proposed publication or disclosure to assure that Proprietary/Confidential Information is protected. The publication or other disclosure shall be delayed for up to (thirty) 30 additional days upon written request by any Party as necessary to preserve U. S. or foreign patent or other IP rights.

9.8 Disclosure. Notwithstanding the obligations in Articles 9.4, 9.5, 9.6, and 9.7, a Party may disclose the Proprietary/Confidential Information of the other Party to the extent such disclosure is (i) made in response to a valid order of a court of competent jurisdiction; (ii) otherwise required by regulation or law; (iii) made by such Party to any applicable federal, national, regional, state, or local regulatory agencies, departments, bureaus, commissions, councils, or other governmental entities; (iv) made by such Party, in connection with the performance of this Agreement, to affiliates, permitted sublicensees, research collaborators, employees, consultants, or agents (each of whom must, prior to such disclosure, be required to be bound by the confidentiality obligations of this Agreement); and (v) made by such Party to existing or potential investment bankers, investors, and/or merger and acquisition parties (each of whom must, prior to such disclosure, be required to be bound by the confidentiality obligations of this Agreement). If a Party is required to make any disclosure of another Party's Proprietary/Confidential Information pursuant to subsection (i), (iv), or (v), then it will give the other Party advance notice of such disclosure and will use its reasonable efforts to secure confidential treatment of such disclosure.

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ARTICLE 10. REPRESENTATIONS AND WARRANTIES

10.1 Representations and Warranties of UAB and UABRF. UAB and UABRF hereby represent and warrant to ATHERSYS that (i) each is a corporation duly organized validly existing and in good standing under the laws of the state of its respective incorporation; (ii) each has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement; (iii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each UAB and UABRF; and (iv) this Agreement has been duly executed and delivered by UAB and UABRF and constitute the legal, valid and binding obligations of each UAB and UABRF enforceable against it in accordance with their terms.

10.2 Representations and Warranties of the ATHERSYS. ATHERSYS hereby represents and warrants to UAB and UABRF that (i) it is a corporation duly organized validly existing and in good standing under the laws of the State of Delaware; (ii) it has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement; (iii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of ATHERSYS; and (iv) this Agreement has been duly executed and delivered by ATHERSYS and constitute the legal, valid and binding obligations of ATHERSYS enforceable against it in accordance with their terms.

ARTICLE 11. TERMINATION

11.1 Termination By Mutual Consent. UAB and ATHERSYS may terminate this CRADA, or portions thereof, at any time by mutual written consent. In such event the Parties shall specify the disposition of all property, inventions, patent or other IP applications and other results of work accomplished or in progress, arising from or performed under this CRADA.

11.2 Unilateral Termination. Either UAB or ATHERSYS may unilaterally terminate this entire CRADA at any time by giving written notice at least thirty (30) days prior to the desired termination date, and any rights accrued in property, patents or other IP rights shall be disposed of as provided in paragraph 11.1. In the event of a unilateral termination by either Party, then all ATHERSYS Materials in the possession of UAB shall be promptly returned to ATHERSYS. In the event that UAB transfers Research Material to ATHERSYS that is the sole and exclusive property of UAB, then upon termination by either Party, such material shall be promptly returned to UAB by ATHERSYS.

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11.3     New Commitments. No Party shall make new commitments related to this
         CRADA after a mutual or unilateral termination and shall, to the extent feasible, cancel all outstanding commitments and contracts by the termination date.

11.4 Termination Costs. The Parties agree that upon termination by either party that the Parties shall within a reasonable time after termination to submit to each other for payment a statement of all reasonable costs incurred prior to the date of termination, including the cost of returning property or removal of abandoned property as well as any patent expenses.

ARTICLE 12. DISPUTES

12.1 Settlement. Any dispute arising under this CRADA, which is not disposed of by agreement of the Principal Investigators, shall be submitted jointly to the signatories of this CRADA to jointly resolve the dispute within thirty (30) days after notification thereof. Nothing in this article shall prevent any Party from pursuing any and all administrative and/or judicial remedies which may be available.

12.2 Continuation of Work. Pending the resolution of any dispute or claim pursuant to this Article, the Parties agree that performance of all obligations shall be pursued diligently in accordance with the mutually agreed upon and joint direction of ATHERSYS' PI and UAB'S PI.

ARTICLE 13. LIABILITY

13.1 Property. UAB shall not be responsible for damages to any property of ATHERSYS provided to it or acquired by it pursuant to this CRADA.

13.2 NO WARRANTIES. EXCEPT AS SPECIFICALLY STATED IN ARTICLE 10, THE PARTIES MAKE NO EXPRESS OR IMPLIED WARRANTY AS TO ANY MATTER WHATSOEVER, INCLUDING THE CONDITIONS OF THE RESEARCH OR ANY INVENTION OR PRODUCT, WHETHER TANGIBLE OR INTANGIBLE, MADE, OR DEVELOPED UNDER THIS CRADA, OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR ANY INVENTION OR PRODUCT.

13.3 Indemnification. ATHERSYS agrees to hold the UAB and UABRF harmless and to indemnify UAB and UABRF for all liabilities, demands, damages, expenses and losses arising out of the use by ATHERSYS for any purpose of the Subject Data, Research Materials and/or Subject Inventions produced in whole or part by

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         UAB employees under this CRADA, unless due to the negligence of UAB or
         UABRF, its employees, or agents. ATHERSYS shall be liable for any claims or damages it incurs in connection with this CRADA. UAB has no authority to indemnify ATHERSYS under Alabama State Law.

13.4 Force Majeure. Neither Party shall be liable for any unforeseeable event beyond its reasonable control not caused by the fault or negligence of such Party, which causes such Party to be unable to perform its obligations under this CRADA, and which it has been unable to overcome by the exercise of due diligence. In the event of the occurrence of such a force majeure event, the Party unable to perform shall promptly notify the other Party. It shall further use its best efforts to resume performance as quickly as possible and shall suspend performance only for such period of time as is necessary as a result of the force majeure event.

ARTICLE 14. MISCELLANEOUS

14.1 Governing Law. The construction, validity, performance and effect of this CRADA shall be governed by the Laws of the State of Alabama in the Northern District of Alabama.

14.2 Entire Agreement. This CRADA and the Materials Transfer Agreement, dated as of September 20, 2000 between the Parties (the "MTA") constitutes the entire agreement between the Parties concerning the subject matter of this CRADA and supersedes any prior understanding or written or oral agreement. In the event this CRADA contains terms or provisions, which conflict with or are inconsistent with the MTA, the terms of this CRADA shall govern, except where indicated in Article 8.2.

14.3 Headings. Titles and headings of the articles and subarticles of this CRADA are for the convenience of reference only, do not form a part of this CRADA and shall in no way affect its interpretation.

14.4 Waivers. None of the provisions of this CRADA shall be considered waived by any Party unless such waiver is given in writing to the other Party. The failure of a Party to insist upon strict performance of any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law, shall not be deemed a waiver of any rights of any Party.

14.5 Severability. The illegality or invalidity of any provisions of this CRADA shall not impair, affect or invalidate the other provisions of this CRADA.

14.6 Amendments. If either Party desires a modification to this CRADA, the Parties shall, upon reasonable notice of the proposed modification or extension by the Party desiring the change, confer in good faith to determine the desirability of such modification or extension. Such modification shall not be effective until a written amendment is signed by the signatories to this CRADA or by their representatives duly authorized to execute such amendment.

14.7 Assignment. Neither this CRADA nor any rights or obligations of any Party hereunder shall be assigned or otherwise transferred by either Party without the prior written consent of the other Party.

14.8 Notices. All notices pertaining to or required by this CRADA shall be in writing and shall be signed by an authorized representative and shall be delivered by hand or sent by certified mail, return receipt requested, with postage prepaid, to the addresses indicated on the signature page for each Party. Notices regarding the exercise of license options shall be made pursuant to Article 8.2. Any Party may change such address by notice given to the other Party in the manner set forth above.

14.9 Independent Contractors. The relationship of the Parties to this CRADA is that of independent contractors and not as agents of each other or as joint venturers or partners. Each Party shall maintain sole and exclusive control over its personnel and operations. ATHERSYS employees who will be working at UAB facilities may be asked to sign a Guest Researcher or some other type of agreement appropriately drafted in view of the terms of this CRADA.

14.10 Use of Name or Endorsements. By entering into this CRADA, UAB does not directly or indirectly endorse any product or service provided, or to be provided, whether directly or indirectly related to either this CRADA or to any patent or other IP license or agreement which implements this CRADA by its successors, assignees, or licensees. ATHERSYS shall not in any way state or imply that this CRADA is an endorsement of any such product or service by UAB or any of its organizational units or employees. Unless required by law, the use of the name, The University of Alabama at Birmingham or the name of any campus of the University of Alabama is expressly prohibited without prior written approval, except for filings with the SEC or required by law. Prior to public domain publication, UAB and ATHERSYS shall mutually agree upon the text of any publication as to the relationship of the Parties under this CRADA or the MTA.

14.11 Reasonable Consent. Whenever a Party's consent or permission is required under this CRADA, such consent or permission shall not be unreasonably withheld.


ARTICLE 15. DURATION OF AGREEMENT

15.1 Duration. It is mutually recognized that the duration of this project cannot be rigidly defined in advance, and that the contemplated time periods for various phases of the RP are only good faith guidelines subject to adjustment by mutual agreement to fit circumstances as the RP proceeds. In no case will the term of this CRADA extend beyond the term indicated in the RP unless it is revised in accordance with Article 14.6.

15.2 Survivability. The provisions of Articles 4.2, 5.2, 5.3, 6.1, Articles 7-9, 11.3-11.5, 11.5, 12.1, 13.2-13.4, 14.1, 14.10 and 15.2 shall survive the termination of this CRADA.

                                  [END OF PAGE]

            CRADA SIGNATURE PAGE



FOR UAB:
/s/ Peter V. O'Neil     9/20/2000
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                     Date
Peter V. O'Neil, Provost
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Mailing Address for Notices:

701 20th Street South
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Birmingham, Alabama 35205
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FOR UABRF:
/s/ Peter V. O'Neil     9/20/2000
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                     Date
Peter V. O'Neil, Provost
---------------------------------------         -------------------------

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Mailing Address for Notices:

701 20th Street South, AB-1120
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Birmingham, Alabama 35205
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FOR ATHERSYS:
/s/ Gil Van Bokkelen 9/25/00
---------------------------------------         -------------------------
                     Date
/p/ Gil Van Bokkelen, President and Chief Executive Officer
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Mailing Address for Notices:

3201 Carnegie Avenue
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Cleveland, Ohio 44115-2634
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